Exhibit 10.1

GREIF, INC.

DEFINED CONTRIBUTION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective January 1, 2011

Section 1:

Purpose

As of the Effective Date, the Corporation adopts this Plan for the purposes of providing the benefits described herein to Eligible Employees who become Participants. The Plan is intended to be an unfunded, nonqualified program of deferred compensation exempt from the substantive requirements of Title I of ERISA.

Section 2:

Definitions

Whenever used in this Plan, the following words, terms and phrases shall have the meanings given to them in this Section 2 unless another meaning is expressly provided elsewhere in this Plan. Also, the form of any word, term or phrase shall include all of its other forms.

2.1	Act. The Securities Exchange Act of 1934, as amended.

2.2	Account. The bookkeeping account created on behalf of each Participant described in Section 4 to record Employer Contributions and Interest.

2.3	Affiliate. Any entity that, along with the Corporation, would be treated as a single employer under Section 414(b) or (c) of the Code.

2.4	Beneficiary. The person or persons designated in accordance with Section 10.1 by a Participant to receive payment with respect to the Participant’s Account in the event of the Participant’s death.

2.5	Board. The Corporation’s board of directors or other governing body.

2.6	Cause. The occurrence of any of the following: (a) any act which the Committee, in its sole discretion, concludes is detrimental to the best interests of the Corporation or any Affiliate; (b) serious, willful misconduct relating to the discharge of the duties owed to the Corporation or an Affiliate; (c) conviction of a felony or perpetuation of a common law fraud; (d) willful failure to comply with laws applicable to the execution of the business of the Corporation or any Affiliate; (e) theft, fraud, embezzlement, dishonesty or other willful misconduct that has resulted in economic damage to the Corporation or any Affiliate; or (f) failure to comply with any of the policies of the Corporation or the Employer.

2.7	Change in Control. The occurrence of the first of any of the following events:

(a)	Any direct or indirect acquisition by a “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Act) after which the “person” or “group” is the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Corporation representing more than 30% percent of the combined voting power of the Corporation’s then outstanding securities entitled to vote in the election of the Board; provided, however, that “person” or “group” shall not include (i) the Corporation, (ii) any Affiliate, (iii) any employee benefit plan of any entity described in subclauses (i) and/or (ii) of this Section 2.7(a), or (iv) Permitted Investors; or

(b)	The adoption or authorization by the shareholders of the Corporation of a definitive agreement or a series of related agreements (i) for the merger or other business combination of the Corporation with or into another entity in which the shareholders of the Corporation immediately before the effective date of that merger or other business combination own less than 50% of the voting power entitled to be exercised in the election of the board of directors of the entity immediately after the effective date of that merger or other business combination; or (ii) for the sale or other disposition of all or substantially all of the assets of the Corporation; or

(c)	The adoption by the shareholders of the Corporation of a plan relating to the liquidation or dissolution of the Corporation.

2.8	Code. The Internal Revenue Code of 1986, as amended, and any applicable rulings and regulations issued thereunder.

2.9	Committee. The Compensation Committee of the Board.

2.10	Corporation. Greif, Inc., a Delaware corporation, and any successor.

2.11	Disability. As defined in the Corporation’s long-term disability plan. An amendment to the definition of “disability” in the Corporation’s long-term disability plan automatically shall amend the definition of Disability, regardless of the restrictions and procedures described in Section 9.

2.12	Effective Date. January 1, 2011.

2.13	Eligible Employee. Each person employed by the Employer who is a member of a select group of management employees or is a highly compensated employee within the meaning of Title I of ERISA and who is not a participant in the Greif Pension Plan.

2.14	Employer. As applicable, the Corporation, Greif Packaging LLC, a Delaware limited liability company, or any other Affiliate that adopts the Plan by following the procedures described in Section 12.10.

2.15	Employer Contribution. A contribution made by the Employer on behalf of a Participant as described in Section 5.

2.16	ERISA. The Employee Retirement Income Security Act of 1974, as amended, and any applicable rulings and regulations issued thereunder.

2.17	Good Reason. The occurrence of one or more of the following, without an affected Participant’s written consent (other than in connection with the Participant’s Termination):

(a)	A material reduction in the Participant’s compensation;

(b)	The permanent assignment to the Participant of duties inconsistent in any material respect with the Participant’s position (including, without limitation, status, office and title), authority, duties or responsibilities normally allotted to the Participant or any other action that results in a material diminution in the Participant’s position, authority, duties or responsibilities;

(c)	A material breach by the Employer of (or the Employer’s inability to perform) the terms of any employment agreement with the Participant; or

(d)	The failure or refusal of any successor or assign of the Employer to (i) assume the duties and liabilities owed by the Employer to the Participant under this Plan that arose before the Participant’s Termination or (ii) assume the duties and liabilities owed by the Employer before the Participant’s Termination under any employment agreement between the Employer (including those assumed from predecessor employers, if any) and the Participant.

However, Good Reason shall not arise unless the Participant notifies the Employer in writing of the event claimed to constitute Good Reason and the Employer fails to correct that event within 30 days of receiving that written notice. Notwithstanding the foregoing, Good Reason shall cease to exist for an event on the 60th day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has provided written notice thereof prior to such date.

2.18	Greif Pension Plan. The defined benefit pension plan sponsored and maintained by Greif Packaging LLC which is qualified under Section 401(a) of the Code.

2.19	Normal Retirement Age. The date on which a Participant attains age 65.

2.20	Participant. An Eligible Employee who has met and continues to meet the conditions described in Section 3.

2.21	Participation Agreement. An agreement in the form attached here to as Exhibit A, or such other form provided by the Committee, that each Eligible Employee must complete as a condition to becoming a Participant. In the event of a conflict between the terms of the Plan and the terms of the Participation Agreement, the terms of the Plan shall govern.

2.22	Permitted Investors. The following (a) All Life Foundation, Michael H. Dempsey Trust, Shannon J. Diener (formerly known as Shannon J. Dempsey), Naomi C. Dempsey Charitable Lead Annuity Trust, Nob Hill Trust, Henry Coyle Dempsey Trust, Patricia M. Dempsey, Patricia M. Dempsey Living Trust, Judith D. Hook, Judith D. Hook Living Trust, Mary T. McAlpin, Mary T. McAlpin Living Trust, Mary T. McAlpin Charitable Remainder Annuity Trust, John McNamara, Virginia D. Ragan and Virginia D. Ragan Living Trust; (b) the spouses, heirs, legatees, descendants and blood relatives to the third degree of consanguinity of any person in clause (a) and any adopted children and blood relative thereof; (c) the executors and administrators of the estate of any such person, and any court appointed guardian of any person in clause (a) or (b); and (d) any trust, family partnership or similar investment entity or a fiduciary entity for the benefit of any such person referred to in the foregoing clause (a) or (b) or any other persons (including for charitable purposes), so long as one or more members of the group consisting of the Permitted Investors have the exclusive ownership of such investment or fiduciary entity or the exclusive or a joint right to control the voting and disposition of securities held by such investment or fiduciary entity.

2.23	Plan. This Greif, Inc. Defined Contribution Supplemental Executive Retirement Plan, as it may be amended from time to time.

2.24	Termination. A Participant’s “separation from service” from the Employer, as defined in Section 409A of the Code.

2.25	Year of Vesting Service. Each full 12-month period (excluding fractional periods) from the date of the Participant’s hire until Termination during which the Participant is an employee of the Corporation or an Affiliate.

Section 3:

Eligibility and Participation

3.1	Commencement of Participation. Subject to Section 3.2 of this Plan, each Eligible Employee shall become a Participant on the date on which the Eligible Employee is designated as a Participant by the Committee.

3.2	Loss of Eligible Employee Status. A Participant who is no longer an Eligible Employee shall no longer be eligible to receive Employer Contributions. Amounts credited to the Account of a Participant who is no longer an Eligible Employee shall continue to be administered in accordance with the terms and conditions of this Plan and shall be paid as provided in Section 6.

3.3	Participation Agreement. As a condition to participation, each Eligible Employee selected for participation shall execute a Participation Agreement and provide such information as the Committee shall reasonably request.

Section 4:

Accounts

4.1	Account. The Committee shall establish and maintain an Account for each Participant. Each Participant’s Account shall be credited with Employer Contributions and Interest and reduced by any distributions made from such Account and, to the extent permitted by applicable law, any federal, state and local taxes required to be withheld.

4.2	Interest. The Account of each Participant shall be credited annually with Interest prior to the Participant’s Termination determined by multiplying the balance of such Account by the discount rate used by the Corporation to calculate the present value of its future obligations under the Greif Pension Plan at the beginning of such fiscal year, as reported in the Corporation’s financial statements. If the Corporation no longer maintains the Greif Pension Plan, each Participant’s Account shall be credited with interest at a rate established by the Committee from time to time. Notwithstanding the foregoing, if its determined that the amount of Interest credited to a Participant’s Account is an “unreasonable rate of return” within the meaning of Treasury Regulation §31.3121(v)(2)-1(d)(iii), the amount of Interest in excess of what would be credited using a reasonable rate of interest shall be treated as an additional amount deferred in the year credited.

Section 5:

Contributions

5.1	Employer Contributions. The Employer shall make Employer Contributions on behalf of each Participant in such an amount and at such time or times as set forth in the Participant’s Participation Agreement or in another written communication to the Participant.

5.2	Vesting. Except as provided in Sections 5.3 and 5.4 or as otherwise specified in the Participation Agreement, a Participant shall be fully vested in the Participant’s Account upon the earliest to occur of the Participant’s: (a) completion of at least ten Years of Vesting Service; (b) attainment of Normal Retirement Age; (c) death; (d) Disability; or (e) termination by Participant for Good Reason or Termination by Employer without Cause within 24 consecutive calendar months beginning immediately after a Change in Control.

5.3	Forfeiture. A Participant shall forfeit the Participant’s Account if the Participant: (a) Terminates before meeting one of the conditions listed in Section 5.2; (b) is Terminated for Cause at any time; or (c) violates any of the Participant’s obligations under any confidentiality or noncompetition agreement to which he or she is a party.

5.4	Occurrence of Certain Events. Regardless of any other provision of this Plan, a Participant shall forfeit any unpaid portion of the Participant’s Account and the Corporation shall have no further liability to the Participant if, at any time after payment of the Participant’s Account begins, the Corporation learns that the Participant engaged in conduct that: (a) would have constituted Cause had it been known before the Participant Terminated; or (b) violates any of the Participant’s obligations under any confidentiality or noncompetition agreement to which he or she is a Party.

Section 6:

Payment

6.1	Time and Form of Payment. Except as otherwise provided herein or as specified in the Participation Agreement, a Participant shall receive payment of the vested portion of the Participant’s Account in 60 substantially equal quarterly installments beginning on the later of: (a) the first day of the calendar quarter that begins after the Participant’s Normal Retirement Age; or (b) the first day of the calendar quarter that begins after the Participant’s Termination.

6.2	Effect of Death. If a Participant dies before payment of the Participant’s Account has begun, payment of the vested portion of the Account shall be made to the Participant’s Beneficiary in 60 substantially equal quarterly installments beginning on the first day of the calendar quarter following the Participant’s death. If a Participant dies after payment of the Participant’s Account has begun, all remaining payments shall be made to the Participant’s Beneficiary.

6.3	Limited Cash-Out. Notwithstanding any provision in the Plan to the contrary, the Corporation, in its sole discretion, may make a lump sum payment of a Participant’s Account provided that: (a) the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan and all agreements, methods, programs or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation §1.409A-1(c)(2); and (b) the aggregate distribution under the arrangements is not greater than the applicable dollar amount under Section 402(g)(1)(B), of the Code as in effect in the year of payment.

6.4	Six Month Distribution Delay. Notwithstanding any provision in the Plan to the contrary, payment to any Participant who is a “specified employee” upon the Participant’s Termination shall not be (or begin to be) distributed until the earlier of (a) six months following the date on which the Participant Terminates; or (b) the Participant’s death. The first payment to be made shall include the cumulative amount (if any) of any amounts that could not be paid during such period.

Section 7:

Taxes

7.1	Withholding for Taxes Due on Plan Payments. Regardless of any other provision of this Plan, any payment under the Plan shall be reduced by the amount of any federal, state and local income, wage and other taxes and charges which the Employer is required to withhold under any applicable law or regulation from such payment.

7.2	Withholding for Taxes Due Before Payments Begin. The Employer shall withhold any income, wage and other taxes imposed under any applicable law or regulation on any Employer Contribution and/or Interest before payment is made from the Participant’s other compensation. If no other compensation is then payable to the Participant, the Participant shall remit to the Corporation an amount sufficient to satisfy the Participant’s tax liability.

Section 8:

Administration

8.1	Administration. The Committee shall be responsible for the administration of the Plan The Committee shall keep minutes of its proceedings and, with the assistance of an administrator, all data, records and documents pertaining to the Committee’s administration of the Plan.

8.2	Authority. The Committee shall administer the Plan in accordance with its terms and shall have full discretionary authority to manage and control the operation and administration of the Plan, including but not by way of limitation, the following authority:

(a)	To determine all questions relating to the eligibility of employees to participate;

(b)	To determine the identity of all Participants;

(c)	To authorize all payments from the Plan;

(d)	To maintain, with the assistance of the Administrator, all the necessary records for the administration of the Plan;

(e)	To interpret the provisions of the Plan and to make and publish such rules for the regulation of the Plan as are not inconsistent with the terms thereof;

(f)	To determine all questions arising with respect to the Plan’s operation and its interpretations, which shall be final, binding and conclusive on all parties; and

(g)	To delegate, at its discretion and to the extent it considers appropriate, the powers and duties to one or more persons of its selection and to engage persons to advise or render assistance to the Committee or any fiduciary with respect to the Plan.

8.3	Information to the Committee. To enable the Committee to perform its functions, the Employer shall fully and timely provide information to the Committee on all matters relating to the compensation of all Participants, their service and regular employment, their retirement, death or the cause for Termination and such other pertinent facts as the Committee may require.

8.4	Expenses. All expenses pertaining to the maintenance of this Plan incurred by the Committee or its delegatees shall be borne by the Employers.

8.5	Claims Procedure.

(a)	Any Participant or Beneficiary (the “claimant”) who believes that he, she or it is entitled to an unpaid Plan benefit or that wishes to resolve a dispute or disagreement which arises under, or in any way relates to, the interpretation or construction of the Plan may file a claim with the Committee.

(b)	If the claim is wholly or partially denied, the Committee shall, within a reasonable period of time, and within 90 days of the receipt of such claim provide the claimant with written notice of the denial setting forth in a manner calculated to be understood by the claimant:

(i)	The specific reason or reasons for which the claim was denied;

(ii)	Specific reference to pertinent Plan provisions, rules, procedures or protocols upon which the Committee relied to deny the claim;

(iii)	A description of any additional material or information that the claimant may file to perfect the claim and an explanation of why this material or information is necessary; and

(iv)	An explanation of the Plan’s claims review procedure and the time limits applicable to such procedure and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination upon review.

If special circumstances require the extension of the 90 day period described above, the claimant shall be notified before the end of the initial period of the circumstances requiring the extension and the date by which the Committee expects to reach a decision. Any extension for deciding a claim shall not be for more than an additional 90 day period.

(c)	If a claim has been wholly or partially denied, the affected claimant, or such claimant’s authorized representative, may:

(i)	Request that the Committee reconsider its initial denial by filing a written appeal within 60 days after receiving written notice that all or part of the initial claim was denied;

(ii)	Review pertinent documents and other material upon which the Administrator relied when denying the initial claim; and

(iii)	Submit a written description of the reasons for which the claimant disagrees with the Committee’s initial adverse decision.

An appeal of an initial denial of benefits and all supporting material must be made in writing within the time periods described above and directed to the Committee. The Committee is solely responsible for reviewing all benefit claims and appeals and taking all appropriate steps to implement its decision.

The Committee’s decision on review shall be sent to the claimant in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions, rules, procedures or protocols upon which the Administrator relied to deny the appeal. The Committee shall consider all information submitted by the claimant, regardless of whether the information was part of the original claim. The decision shall also include a statement of the claimant’s right to bring an action under ERISA Section 502(a).

The Committee’s decision on review shall be made not later than 60 days after its receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. This notice to the claimant shall indicate the special circumstances requiring the extension and the date by which the review official expects to render a decision and shall be provided to the claimant prior to the expiration of the initial 60 day period.

To the extent permitted by law, the initial decision of the Committee (if no review is properly requested) or the decision of the Committee on review, as the case may be, shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted such claimant’s remedies under this Section 8.

Section 9:

Amendment and Termination

9.1	Amendment. The Corporation has the right to modify, alter or amend the Plan, in whole or in part at any time. Except as permitted by Section 411(d)(6) of the Code (applied as if the Plan was a tax-qualified plan), no amendment to the Plan shall reduce a Participant’s Account balance. Notwithstanding anything to the contrary in this Plan, each Participant agrees without further consideration to any amendments necessary to avoid penalties under Section 409A of the Code.

9.2	Termination. The Plan may be wholly discontinued or terminated at any time by action of the Corporation or may be terminated at any time as to its own employees by any Employer. Upon the termination or partial termination of the Plan (within the meaning of Section 411(d)(3) of the Code, applied as if the Plan is a tax-qualified plan), all Participants shall become fully vested in their Accounts. Except to the extent permitted under Section 409A of the Code, termination of the Plan shall not accelerate the payment of Accounts, which shall be distributed on the date(s) that payment otherwise would have been made had the Plan not been terminated.

9.3	Successor Employer. If an Employer dissolves, reorganizes, merges into or consolidates with another entity, provision may be made by which the successor shall continue the Plan, in which case the successor shall be substituted for the Employer under the terms and provisions of this Plan. The substitution of the successor for the Employer shall constitute an assumption by the successor of all Plan liabilities and the successor shall have all of the powers, duties and responsibilities of the Employer under the Plan.

Section 10:

Beneficiaries

10.1	Beneficiaries. Each Participant may from time to time designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his or her Beneficiary under the Plan. Such designation shall be made in the Participation Agreement or such other form prescribed by the Committee. Each Participant may at any time and from time to time, change any previous Beneficiary designation, without notice to or consent of any previously designated Beneficiary, by amending his or her previous designation in a form prescribed by the Committee. If the Beneficiary does not survive the Participant (or is otherwise unavailable to receive payment) or if no Beneficiary is validly designated, then the amounts payable under this Plan shall be paid to the Participant’s surviving spouse or, if there is no surviving spouse, the Participant’s estate. If more than one person is the Beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated in the applicable form. If a Beneficiary who is receiving benefits dies, all benefits that were payable to such Beneficiary shall then be payable to the estate of that Beneficiary.

10.2	Lost Participant and/or Beneficiary. All Participants and Beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid. Under no circumstances shall any amount under this Plan escheat to any governmental authority.

Section 11:

Funding

This Plan constitutes an unfunded, unsecured promise by the Employer to pay only those benefits that are accrued by Participants under the terms of the Plan. Neither the Corporation nor any Affiliate is required to segregate any assets into a fund established exclusively to pay benefits. Participants have only the rights of a general unsecured creditor and do not have any interest in or right to any specific asset of the Corporation or any Affiliate. Nothing in this Plan constitutes a guaranty by the Corporation, any Affiliate or any other entity or person that the assets of the Employers or any other entity shall be sufficient to make payment.

Section 12:

Miscellaneous

12.1	No Contract. The adoption and maintenance of this Plan shall not be deemed to constitute a contract of employment or otherwise between the Employer and any Participant or other person, and shall not be a consideration for or an inducement or condition of any employment. Nothing contained herein shall be deemed to give to any Participant or other person the right to be retained in the service of the Employer or to interfere with the right of the Employer (which right is expressly reserved) to discharge, with or without Cause, a Participant or other person at any time without any liability for any claim either against the Plan (except to the extent provided herein) or against the Employer.

12.2	No Alienation. None of the benefits, payments, proceeds, claims or rights of any Participant hereunder shall be subject to any claims of any creditor or to attachment or garnishment or other legal process by any creditor, nor shall any such Participant have any right to alienate, anticipate, commute, pledge, encumber or assign any claim or right hereunder or any of the benefits or payments or proceeds which he may expect to receive, contingent or otherwise, under the provisions hereof. In the event any person attempts to take any action contrary to the provisions of this Section 12.2, (a) such action shall be null and void and of no effect whatsoever; (b) the Employer and the Committee may disregard such action and shall not be in any manner bound thereby; and (c) the Employer and the Committee shall suffer no liability by reason thereof. If any Participant or other person attempts to take any action contrary to this Section 12.2, the Employer and the Committee shall be reimbursed and indemnified on demand out of the interest of such Participant in the Plan for any loss, cost or expense incurred as a result of disregarding or of acting in disregard of such action.

12.3	Applicable Law. This Plan shall be construed, administered and governed in all respects under and by the laws of the State of Ohio (applied without regard to any conflicts of laws principles), except to the extent that such laws are preempted by applicable federal law.

12.4	Headings. Headings and subheadings in this agreement are inserted for convenience of reference only. They constitute no part of the Plan.

12.5	Gender. The masculine gender shall include the feminine; and wherever appropriate, the singular shall include the plural or the plural may be read as the singular.

12.6	Limitations on Payment. If, in the judgment of the Committee, a Participant is legally, physically or mentally incapable of personally receiving and executing a receipt for any distribution or payment due him under the Plan, the distribution or payment may be made to the person’s guardian or other legal representative (or, if none is known, to any other person or institution who has custody of the person), and that distribution or payment shall constitute a full discharge of any obligation with respect to the amount paid or distributed.

12.7	Invalid Provision. If any provision of this Plan is held to be illegal or invalid for any reason, the Plan shall be construed and enforced as if the offending provision had not been included in the Plan. However, that determination shall not affect the legality or validity of the remaining parts of this Plan.

12.8	One Plan. This Plan may be executed in any number of counterparts, each of which shall be deemed to be an original.

12.9	Coordination with Other Plans. The right of Participants to benefits accrued or payable under this Plan shall be determined solely by reference to the terms of this document and shall be unaffected by any other document or agreement between Participant and the Employer.

12.10	Extension of Plan to Affiliates. By action of its Board, the Corporation may extend participation of this Plan to any Affiliate in addition to Greif Packaging LLC, but only if the board of directors or governing body of the Affiliate accepts participation in the Plan, agrees to the terms of the Plan and delegates to the Corporation and the Committee the authority to amend, terminate and administer the Plan according to its terms.

12.11	Section 409A of the Code. It is intended that this Plan comply with Section 409A of the Code, and, to the maximum extent permitted by law, this Plan shall be interpreted, administered and operated in good faith accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant. The Corporation may accelerate the time or schedule of a payment to a Participant to pay an amount the Participant includes in income as a result of the Plan failing to meet the requirements of Section 409A of the Code. Such payment shall not exceed the amount required to be included in income as a result of the failure to comply with Section 409A of the Code.

EXHIBIT A

GREIF, INC.

DEFINED CONTRIBUTION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Participation Agreement

The Compensation Committee (the “Committee”) of the Board of Directors of Greif, Inc. (the “Corporation”) hereby designates the individual identified above to be a “Participant” in the Greif, Inc. Defined Contribution Supplemental Executive Retirement Plan (the “SERP”) beginning                     . This Participation Agreement (this “Agreement”) describes terms and conditions of under which a benefit under the Plan may be earned.

I.	Employer Contributions

With respect to calendar year             and with respect to each calendar year thereafter, and provided that the Participant remains an employee of the Employer on the last day of such calendar year, the Corporation shall credit the Account of the Participant with an annual Employer Contribution in an amount equal to     % of the base salary and any short-term incentive compensation payable to the Participant by the Employer for such calendar year.

The amount of the Employer Contribution may be changed in a writing signed by both the Participant and an authorized representative of the Committee.

II.	Vesting

The Participant shall be fully vested in the Participant’s Account upon the earliest to occur of the Participant’s: (a) completion of at least ten Years of Vesting Service; (b) attainment of Normal Retirement Age; (c) death; (d) Disability; or (e) termination by Participant for Good Reason or Termination by Employer without Cause within 24 consecutive calendar months beginning immediately after a Change in Control.

The Participant shall forfeit the Participant’s Account if the Participant: (i) Terminates before the Account vests; (ii) is Terminated for Cause at any time; or (iii) violates any of the Participant’s obligations under any confidentiality or noncompetition agreement to which the Participant is a party.

III.	Forfeiture

Notwithstanding the foregoing, the Participant shall forfeit any unpaid portion of the Participant’s Account and the Corporation shall have no further liability to the Participant if, at any time after payment of the Participant’s Account begins, the Corporation learns that the Participant engaged in conduct that: (a) would have constituted Cause had it been known before the Participant Terminated; or (b) violates any of the Participant’s obligations under any confidentiality or noncompetition agreement to which the Participant is a party.

IV.	Payment

Subject to Section 6 of the Plan, payment of the vested portion of the Participant’s Account shall be made in 60 substantially equal quarterly installments beginning on the later of: (a) the first day of the calendar quarter that begins after the Participant’s Normal Retirement Age; or (b) the first day of the calendar quarter that begins after the Participant’s Termination.

V.	Beneficiary Designation

The Participant hereby designates the following individual(s) as the Participant’s Beneficiary(ies) to receive payment with respect to the Participant’s Account in the event of the Participant’s death. If no Beneficiary is designated, the Benefit will be paid to the Participant’s surviving spouse and, if none, to the Participant’s estate.

Name	SSN	Relationship	% of Benefit

VI.	Acknowledgments

By signing this Agreement below, the Participant agrees and acknowledges that:

•	The Participant has read and understands the terms of the Plan;

•	Capitalized terms not defined herein shall have the meanings given to them in the Plan; and

•	In the event of a conflict between the Plan and this Agreement, the Plan shall control.

Printed Name

Signature

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